January 17, 2021

Paul Russo
13050 La Paloma Rd., Los Altos Hills, CA 94022

Re: Offer of Employment

Dear Mr. Russo:

You have been acting as Chief Executive Officer of Kyto Technology and Life Science, Inc., a Delaware corporation (the "**Company**"), since 2017, pursuant to a mutual understanding between you and the Company. In order to formalize the relationship, the Company would like to memorialize the terms and conditions of your employment with the Company. Your employment is subject to the terms and conditions set forth in this letter and will become effective on January 1st, 2021..

In your capacity as Chief Executive Officer, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. You will report directly to the Board of Directors of the Company, and your primary workplace will be at 13050 La Paloma Rd., Los Altos Hills, CA 94022, until such time that the Company establishes a formal headquarters, subject to business travel as needed to properly fulfill your employment duties and responsibilities. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company's interests.

Taking into account your service to the Company since 2017, the Company will provide you with a base annual salary of $400,000 beginning January 1, 2021, less authorized deductions and all required withholdings, in accordance with the Company's standard payroll policies.

You agree that 40% of your base salary will be deferred until the Company lists and begins trading on the NASDAQ exchange. The accrued deferred amount will be paid either as a lump sum or as time based payments and the full base salary after that date at the discretion of the independent Board members taking into account the need of the Company to maintain adequate cash assets to enable meeting its investment objectives provided that a capital raise of $10 million or more will be deemed sufficient for those purposes.

In addition to your initial base salary, you may be eligible to receive an annual discretionary performance bonus targeted at 50% of your salary, payment of which is at the sole discretion of the Board of Directors. You must remain continuously employed through the bonus payment date to be eligible to receive an annual bonus payment for a particular calendar year.

In addition to the above, the Company will provide you with a $1 million term life insurance policy with your spouse as beneficiary.

In addition to the above, you will receive an option grant of 800,000 shares under the Company's employee option plan with the exact grant date to be determined by the independent members of the Board but further provided that it be as soon as legally feasible and the exercise price will be the fair value

of the shares at that date, the options to vest quarterly over a two-year period beginning January 1, 2021 and the first vesting to occur on March 31, 2021. Any unvested options will fully vest upon a change of control or if the CEO is terminated without cause.

You will be entitled to 4 weeks paid time off per year, which you may use in accordance with the Company's policies. As an employee, you may also be eligible for employee benefits that the Company may make available from time to time, pursuant to the terms and conditions of those employee benefit plans and the Company's policies. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

In addition to the above, if you are terminated without cause, you will be entitled to a severance payment equal to six months of salary plus the cost of 6 months of your $1 million life insurance policy.

The Company looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period of time. Rather, **your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason**. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

The Company reserves the right to conduct background investigations and reference checks on all of its potential employees in accordance with applicable law. Your job offer is conditional and contingent upon a clearance of such a background investigation and/or reference check.

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

Paul M. Russo, PhD - CEO
c: (4
paul@kytotech.com

www.kytotech.com

Simon Westbrook - CFO
c: (408) 313-5830
simon@kytotech.com

As another condition of your employment, you will be required to sign and comply with various agreements and policies of the Company, some of which must be signed *prior to or on* your first day of employment with the Company. In particular, *before* your first day of employment, the Company must receive your signed At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information.

To accept the Company's offer of employment under the terms and conditions set forth herein (as may be changed from time to time in the sole discretion of the Company), please sign and date this letter in the space provided below.

This letter, along with all of the Company's handbooks, policies, manuals, as may change from time to time, and any agreements between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Financial Officer of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by December 30, 2020.

Paul M. Russo, PhD - CEO
c: (4[illegible]
paul@kytotech.com

Simon Westbrook - CFO
c: (408) 313-5830
simon@kytotech.com

KYTO Technology & Life Science, Inc.

We look forward to your favorable reply and to working with you at the Company.

Sincerely,

____

Jon Saxe
Director, Chairman Compensation Committee

Agreed to and accepted:

By:____

Name: Paul Russo

Date: January , 2021